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MRC GLOBAL INC.

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Additional Information on Executive Compensation April 2018

Weighting of MRC Global Peer Group The Board of Directors of MRC Global recommends a vote” “FOR” the company’s Say-on-Pay proposal to be considered at the company’s Annual Meeting of Stockholders to be held on April 27, 2018 MRC Global is the largest global industrial distributor, based on sales, of pipe, valves & fittings (PVF) and related products and services to the energy industry. MRC Global’s Compensation Committee uses a peer group that represents the oil & gas end markets (up-, mid- and down-stream) of MRC Global as well as certain industrial distributors. Investors generally compare MRC Global to companies that also have customers in the oil & gas business, with volatile spending patterns depending on commodity prices MRC Global competes for talent with oil & gas equipment manufacturers and PVF distributors and manufacturers. Technical expertise and knowledge in flow control and these end markets is an important component of the talent equation that the company seeks in addition to industrial distribution expertise. The MRC Global Compensation Committee used a peer group of 9 oil and gas product and service companies and 7  industrial distributors, many of whom sell some of their products to oil and gas end markets. The MRC Global Compensation Committee has not chosen peers that are completely unrelated to the company’s oil & gas end markets. For instance, the MRC Global peer group does not include distributors of: shingles and roofing and construction products swimming pool products janitorial and sanitation supplies and equipment dental and animal health products Last year, MRC Global received a supermajority support for its 2017 Say-on-Pay proposal with 76% of stockholders voting “FOR” the proposal.

Using MRC Global Peers – MRC Global’s Performance is Better than, and Pay is In Line with, Peers MRC Global 2015-17 TSR (shown in chart) was positive 12%, and average peer group and OSX TSR was negative 10% and negative 34%, respectively. MRC Global’s CEO 3-year average Summary Compensation Table (SCT) compensation was near the median of its peers, and the 3-year average SCT compensation of its other NEOs was less than median. * The 3-year TSR was calculated based on the closing stock price at the beginning and end of the period. The TSR calculated for the purposes of the company’s PSUs was calculated using the average of the closing share prices for the 20-day trading period at the beginning and end of the 3-year period per the PSU award agreements.

MRC Global Compensation The MRC Global Compensation Committee sets “stretch” targets, monitors performance against these targets and reviews the amounts executives actually realize against these targets. 84% of CEO compensation and 72% of other NEO compensation is “at-risk” pay. For 2015-2017, the CEO’s realized (W-2) compensation was 44% of the compensation reflected in the Summary Compensation Table (SCT) for the same period. The next two highest-paid NEOs realized 68% in (W-2) compensation or less compared to the SCT for the same period. All NEOs have received below target payouts for at-risk pay during this period. Given the worst downturn in oil & gas end markets in 30 years, the MRC Global Compensation Committee froze salaries and reduced payouts for annual short-term incentive (STI) by 32%, 50% and 32% for 2015, 2016 and 2017, respectively. 2017 was included in these reductions despite the improving oil & gas end markets from prior years. These reductions are reflected in realized pay. For 2017, NEOs received an STI payout of 81.3% of target. MRC Global’s LTI included performance share units (PSUs) based on: Relative total shareholder return (TSR) performance against companies in the Philadelphia Oil Service Sector (OSX) index Return on average net capital employed (RANCE) PSU payouts reflect company performance with NEOs (including the CEO) receiving a payout of 73% of target shares. Given the company’s performance during the oil & gas downturn, there was a zero payout for the RANCE metric. However, MRC Global outperformed all but two companies in the OSX index with a positive TSR of 5% for the 2015-17 period despite the average TSR for the index of negative 34% and all other OSX companies having negative 3-year TSR. These TSRs were calculated using the average of closing share prices for the 20-day trading period at the beginning and end of the 3-year period per the PSU award agreements. MRC Global remained EBITDA positive throughout the downturn, dramatically reduced its SG&A, reduced its debt by $944 million, executed a share buy-back and defended and increased its market share while others in the industry struggled to survive.

Appendix

MRC Global Peer Group *Financial data was as of most recently reported in October 2017, when the MRC Global Compensation Committee reviewed the peer group.

2015 to 2017 – TSR Performance vs OSX index Average OSX 2015-17 TSR = negative 34% These TSRs were calculated using closing share prices for the 20-day trading period at the beginning and end of the 3-year period per the PSU award agreements.